SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Parnassus Funds
Parnassus Income Funds
(Names of Registrants as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

Parnassus Funds and Parnassus Income Funds – Additional Proxy Materials
Set forth below is the text of the shareholder letter that is being provided to shareholders of the Parnassus Funds as part of the Semi-Annual Report, which references the special shareholder meetings:
August 6, 2021
Dear Shareholder,
The second quarter saw stocks continue their upward trend, with all major indexes posting strong returns. For the first six months of the year, the S&P 500, the Russell Midcap and the Russell Midcap Growth Indexes gained 15.25%, 16.25% and 10.44%, respectively. These are fantastic results for just six months. The main catalyst for the stock market’s strength has been optimism about the economy’s continued recovery from the damaging effects of the pandemic. An accommodative Federal Reserve and historically high deficit spending have also stoked investors’ appetite for risk.
Our equity funds have been a mixed bag so far this year, based on performance relative to their benchmarks. On the positive side, our large cap funds have either kept up with the S&P 500 or handily outpaced it. Specifically, our flagship offering, the Parnassus Core Equity Fund – Investor Shares, is up 15.04% year-to-date, and our large cap value fund, the Parnassus Endeavor Fund – Investor Shares, is up a whopping 26.21%. While our two mid-cap funds have had great year-to-date returns in absolute terms, they both lag their respective indexes. I’m confident that the portfolio managers of these funds will turn things around soon based on their long-term track records. The Parnassus Fixed Income Fund – Investor Shares, our lone bond offering, finished the first half within striking distance of its benchmark, after returning a solid 2.52% for the quarter, which was 0.69% better than the Barclays Aggregate Index. Please see the following pages for more detailed information regarding each Fund’s performance and the risks associated with investing in the Funds.
Long-Term Succession Solution
On July 6, Parnassus Investments and Affiliated Managers Group (AMG) announced a definitive agreement to form a new partnership. Upon the closing of the transaction, our founder, Jerome Dodson, and his family will no longer retain any ownership in Parnassus. Certain employees of the firm, including all portfolio managers, will receive long-term incentives in the form of equity ownership. These incentives are meant to encourage our key investment personnel to serve Parnassus Funds shareholders for many years to come.
I’m delighted that we found a long-term succession solution that not only addressed the Dodson family’s desire to transition out of the company, but also included economic incentives to help retain our key investment team leaders. Also important is that AMG will not impose any changes to how Parnassus operates, so you will see no differences in the investment approach or shareholder servicing as a result of this partnership.
This partnership with AMG is a great outcome for Parnassus Fund shareholders and the firm’s employees. We are all excited to close the transaction, but we can’t do it without your help. My fellow Parnassus Funds Trustees and I voted unanimously to approve the new partnership with AMG. The next step is for you to vote on the transaction. Please keep an eye out for your ballot. When you receive it, please vote right away, so we can begin the next chapter in the Parnassus story.
New Hires
We added three employees to our team during the second quarter. Hayden Turner is an associate on the Institutional Relations team, where he is responsible for managing relationships with banks, broker dealers, asset owners and consultants. Before joining
Parnassus, Mr. Turner was a member of the institutional business development team at PIMCO, where he supported account management teams in both the U.S. and abroad. Mr. Turner earned a bachelor’s degree in business administration with an emphasis in finance from Chapman University. In his free time, Hayden enjoys traveling, skiing and going to the beach.
Nicole Kucewicz joined Parnassus as a consultant in March and was hired as a full-time investment writer in May. Nicole’s background in financial services spans various marketing-related positions at Allianz Global Investors and Fisher Investments. Nicole earned a double bachelor’s degree in political science and liberal arts from Colorado State University. Outside of work, Nicole enjoys CrossFit, various outdoor activities and cooking.
Michael Beck joined the investment team as a Senior Research Analyst. Prior to interning with Parnassus last summer, he worked for Opes Advisors and BNY Mellon. Michael holds the Chartered Financial Analyst (CFA) designation, and he earned an MBA from the UC Berkeley, Haas School of Business, and a bachelor’s degree in mechanical engineering from the
University of California, Los Angeles. Michael grew up in Southern California and enjoys basketball, skiing and visiting the beach.
Interns
We have seven interns helping on the investment team this summer. Anu Gupta is an MBA candidate at the Wharton School at the University of Pennsylvania. Previously, Anu worked as a research analyst at Mellon, a Boston-based investment manager, where she covered consumer staples and tech hardware stocks. She graduated with a bachelor of science in economics from The Wharton School at the University of Pennsylvania. Anu grew up in Hong Kong and Boston and enjoys food documentaries, murder mystery novels and rooting for the New England Patriots.
Ben Whitesell is studying business at Michigan State University, where he is the head of education for both the Finance Association and the Alternative Investment Group. Previously, Ben interned at Prudential Financial in the fixed income strategy group and MERS, the Municipal Employees’ Retirement System of Michigan, as an investment analyst. In his free time, Ben enjoys playing hockey, fishing and skiing.
Craig Larkin is pursuing an economics degree from the University of California, Los Angeles. Craig has served as the Vice President of Education for Bruin Value Investing during the past two years, and recently interned at Almitas Capital, a hedge fund in Santa Monica. In his free time, he enjoys skiing, rock climbing and mountain biking.
Joey Fitzgerald is pursuing a dual degree in finance and environmental studies at Tulane University through the Altman Program in International Studies and Business. He previously worked as an ESG Equity Analyst Intern at CIBC Private Wealth. He enjoys exploring the outdoors, playing sports and watching movies in his free time.
John Bogle is an MBA candidate at The Wharton School at the University of Pennsylvania. Previously, John worked as a Quantitative Equity Research Associate at MFS Investment Management in Boston. John graduated with a degree in economics and certificates (minors) in computer science and finance from Princeton University. John grew up in the Boston area and is an avid fan of basketball and crossword puzzles. He is also a CFA charter holder.
Sydnie Kong is a senior in the World Bachelor in Business program, pursuing three business degrees from the University of Southern California, the Hong Kong University of Science and Technology, and Bocconi University. She previously interned at Alaya Consulting, an ESG advisory firm in Hong Kong. Outside of work, Sydnie enjoys hiking, figure skating and playing the piano.
Christopher Sznip is our ESG research analyst for the summer. While he grew up in Colorado, Christopher attended the Groton School on the East Coast before pursuing an economics degree at Colorado College. For the coming year, he will be participating in the General Course at the London School of Economics. Previously, Christopher worked for Braddock Financials’ fixed income fund in Denver as well as G2M Insights, a boutique consulting firm. In his free time, he enjoys the outdoors, Formula 1, fantasy football and watching movies.

Thank you all for investing with the Parnassus Funds.
Sincerely,
Benjamin E. Allen
President and CEO
Shareholder Meeting Information
This letter is not a solicitation of a proxy from any shareholder of the Parnassus Core Equity Fund, the Parnassus Mid Cap Fund, the Parnassus Endeavor Fund, the Parnassus Mid Cap Growth Fund or the Parnassus Fixed Income Fund. The Funds have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (SEC) in connection with the special meetings of shareholders to approve new investment advisory agreements and elect seven trustees. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of the Funds’ shareholders to approve the new investment advisory agreements and elect trustees, including, without limitation, the Funds and Parnassus Investments, and a description of the participants’ direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement. Shareholders may obtain a free copy of the definitive proxy statement and proxy cards and other documents filed by the participants with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the participants with the SEC may also be obtained free of charge from the Funds by calling (888) 541-9895. Shareholders are urged to read the definitive proxy statement and proxy cards when they become available, because they will contain important information about the Funds, the participants, the new investment advisory agreements, the nominees, and related matters.